AT WILL EMPLOYMENT CONTRACT

This Employment contract made on this 24th day of March 2014, by and between Labor Smart, Inc. and Jay Reynolds, (herein after "you"). In consideration for employment with Labor Smart, Inc. or any of its subsidiaries or affiliates (said corporation and its subsidiaries and affiliates being hereinafter incividually and collectively referred to as the "Company") you agree to the following:

1. You are being hired to fill the capacity of Director of Business Development. You hereby accept such employment, upon terms and conditions set forth in this contract.

2. Compensation for services are to be as follows:

$90,000 Annual Salary, paid at $1730.77 weekly

Business Allowance of $62.50 per week

Additional Consideration: Labor Smart, Inc., agrees to issue to employee, 100,000 shares of common stock, in the event the Company is acquired within 12 months of the signing of this agreement so long as employee is still employed by the Company.

4. This position is eligible for the following bonus plan: To Be Determined at Later Date. (See Bonus Addendum). The Bonus Addendum may be changed by the Company without affecting the other agreements of this Contract. When your employment is terminated, voluntarily, or involuntarily, you will no longer receive any additional commissions or incentives as indicated in the Addendum.

5. Arbitration Clause. By initialing here JR / JRC, you and the Company agree that any claim arising out of or relating to this Contract, or the breach of this Contract, or your employment by the Company, must be submitted to and resolved by binding arbitration. All claims including alleged violations of state or federal statues, and including claims of discrimination, harassment, retaliation, wrongful termination, compensation due or violation of civil rights. Any arbitration between you and the Company will be administered by the American Arbitration Association under its Employment Arbitration Rules at the American Arbitration office nearest the place of your employment. The award entered by the arbitrator will be final and binding in all respects, and judgment on the award may be entered in the Court having jurisdiction.

6. You understand that you have no authority to obligate the Company to anything or to bind the Company to any agreement without prior written permission.

7. You agree to perform your duties in a careful, dedicated and sensible manner. You agree to conduct yourself in a way, which will be a credit to the company's character and interests and is reflective of the Company's Values and Mission.

JR / JRC

8. You agree to devote your full and undivided time, energy, knowledge, skill, and ability to our business during working hours. You also agree not to be employed elsewhere unless first authorized by the Company in writing.

In connection with your duties, you may have access to "Confidential Information" which includes, but may not be limited to the following:

The ideas, methods, techniques, formats, specifications, procedures, designs, systems, processes, data and software products which are unique to the Company;

Customer, marketing, pricing, and financial information, including the names, addresses and any other information concerning any Company customers;

Operations, sales and training manuals and materials.

All other information now in existence or later developed which is similar to the foregoing; and

All information which is marked as **Confidential,** or explained as **Confidential,** or which by its nature is **Confidential.**

You understand and agree that the methods employed in the Company will place you in close business and personal relationship with customers. Thus, during the term of the Contract and for a period of one (1) year immediately following the termination of your employment, for any cause or without cause, so long as the Company continues to carry on the same business, you agree that you will not, for any reason whatsoever, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation or business entity, call upon, divert, influence, solicit, service or attempt to call, divert, influence, solicit or service any of our customers or potential customers (prospects) with whom you had direct or indirect contact or whom you had responsibility during your tenure with the Company or otherwise assisted the Company in providing services to.

During the term of the Contract and for a period of one (1) year immediately following the termination of your employment, for any cause or without cause, so long as the Company continues to carry on the same business, you agree that you will not, for any reason whatsoever, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation or business, compete with the Company within a ten mile radius of any Company location for which you have had oversight of or worked in.

You agree to abide by the terms and conditions of the Company's Drug and Alcohol, and Sexual Harassment Policies and any changes that may be made to those policies. Failure to comply with these policies may result in termination of your employment.

You agree that at any time during or prior to your employment, the Company may, subject to legal requirements, investigate your background for information which may be relevant to your employment and/or job performance.

If your employment with the Company is terminated, you agree to immediately deliver to the Company, all correspondence, letters, manuals, lists, mailing lists, customer lists, cash, phones, and any and all other material and records of any kind concerning our business that your may possess.

Your employment with the Company is on an "AT WILL" basis. You may terminate your employment and this contract at any time, for any reason, with or without notice. We may terminate your employment and this contract at any time, for any reason, or no reason, with or without notice.

This agreement shall be governed under the laws of Georgia.

The Company reserves the right to amend as needed, any and all bonus plans, commission plans, earn out plans, profit sharing plans and the like with 30 days written notice to employees.

Any other promises or other communications made by the Company or you are not to be deemed as binding unless they are noted in this Contract. This Contract represents the whole agreement between us and replaces any prior agreements.

In witness whereof, the parties have executed this contract and it's terms as of the day and month first set forth above.

Company		**Employee**	
John Cary	Vice president	Jay Reynolds	
Name (Print)	Title	Name (Print)	
[signature]	3-24-2014	[signature]	3-24-2014
Signature	Date	Signature	Date

_____ / [initials]